Exhibit 10.1

ADVANCE WORK AGREEMENT

THIS ADVANCE WORK AGREEMENT (this “Agreement”) is made as of this 12th day of March, 2007, by and between Aventine Renewable Energy Holdings, Inc. (“Client”) and Delta-T Corporation (“Delta-T”) (Client and Delta-T are referred to herein as the “Parties”)

RECITALS:

WHEREAS, Client wishes to expedite the purchasing of plant equipment in advance of completing the negotiation of an engineering, procurement and construction (“EPC”) contract(s) with Kiewit Energy Company (“Kiewit”);

WHEREAS, Client desires to enter into an EPC Contract(s) with Kiewit whereby it is contemplated that Delta-T will provide, certain engineering, procurement and technology services for up to three (3) ethanol plants, one (1) with a design capacity of 108 million gallons per year and two (2) with a design capacity of 108 million gallons per year with the capability of being expanded to a design capacity of 216 million gallons per year, of undenatured anhydrous ethanol (the “Plants”).

WHEREAS, Client and Kiewit are presently negotiating terms of the EPC Contract(s), and the Parties wish to arrange for the immediate purchase of certain equipment, as identified herein at Exhibit “A”, by Delta-T on Client’s behalf, prior to the conclusion of the negotiations of the EPC Contract(s).

WHEREAS, Client authorizes Delta-T to begin, and Delta-T agrees to perform, the work described in the attached Exhibit “A” (the “Work”).  Delta-T shall perform the Work and Client shall remit payment to Delta-T for the Work in the manner described in this Agreement.

WHEREAS, the purpose of this Agreement is to (i) cause Delta-T to perform the Work in accordance with Exhibit “A” and this Agreement, and (ii) set forth the conditions pursuant to which Delta-T shall perform the Work and receive payments for such performance.

NOW THEREFORE, in consideration of the premises set forth above and the promises contained in this Agreement, the Parties acknowledge good and valuable consideration, and agree as follows:

Article 1 — Undertakings; Relationship Among The Parties  The Parties hereby agree to work together under this Agreement for the purposes of ordering long-lead equipment that will be necessary for construction of the Plants, for which it is contemplated Delta-T Technology would be used, prior to Client’s finalizing negotiations and entering into the EPC Contract(s).  The equipment for the Plants to be purchased under this Advanced Work Agreement,  the progress payments, and the payment dates for  such equipment, which have been agreed by the Parties as of the date hereof, are identified in Exhibit “A”.  From time to time, as the Parties agree upon additional equipment to be ordered by Delta-T pursuant to the terms of this Agreement, additional Exhibit “A’s” may be added hereto for such equipment, and said items shall also be deemed to constitute “Work” as such term is defined in this Agreement.

Article 2 — Each Party’s Responsibilities  Each Party shall be responsible for the following areas in furtherance of the Work:

Client shall forward the amounts specified in Exhibit “A” on the dates and in the amounts as specified in said Exhibit “A” covering the items of equipment referenced in such Exhibit “A” via electronic wire transfer to Delta-T in Williamsburg, Virginia SOLELY for Work to be performed under this Agreement.  Upon receipt of the first payment set forth on Exhibit “A”, Delta-T shall promptly begin the Work and proceed to acquire the equipment which is the subject of such authorization in accordance with the Exhibit “A’s” attached to (or hereafter added to) this Agreement.  Delta-T shall promptly pay all amounts received from Client by Delta-T to the appropriate vendors or manufacturers of said equipment (less the portions of such amounts representing the portion of Delta-T’s procurement fee included in such amounts).  Delta-T shall also promptly provide Client with written documentation from the vendors and manufacturers of the equipment showing payment of said invoices by Delta-T (redacting any cost data).  The parties acknowledge that the purpose of this Agreement is to perform the Work only, and not to address all of the potential services to be addressed in the EPC Contract(s) for the Plants.  Accordingly, by agreeing to perform the Work described herein, Delta-T does not guarantee the completion of all of the prospective services to be addressed in such EPC Contract(s).

It is agreed and acknowledged that Delta-T shall not be required to perform any Work outside the scope of this Agreement unless the Parties enter into a subsequent written agreement covering such additional work.

Notwithstanding anything to the contrary contained herein, it is agreed and understood that all payments made by Client to Delta-T under this Agreement shall be credited dollar for dollar towards the Contract Price under the EPC Contract(s) for the applicable Plants for which the equipment which is the subject of the Work pertains.

Article 3 — Assignment

3.1           Delta-T hereby agrees that, upon its receipt of payment for the cost of any equipment (as more specifically described in Exhibit “A”) and delivery of such equipment to the Plant site designated by Client, or such other location designated by Client, it shall assign all of its rights, title and interest in and to the equipment to Client.  Further, Delta-T shall include language acceptable to Client in its agreements and purchase orders with any vendors or manufacturers of equipment requiring each such manufacturer or vendor to execute reasonable and appropriate documentation evidencing the assignment of ownership, the assignment of all warranties delivered in connection with said equipment, and the assignment of all other rights, title and interest in and to the equipment to Client upon written demand.  Delta-T shall identify and assign to Client all warranties received in connection with the Work.  If any such warranties are not assignable, then to the extent Delta-T receives any warranties from the equipment vendor or manufacturer, Delta-T shall warrant the same to Client.  In addition, upon Delta-T’s receipt of each payment applicable to any equipment set forth on Exhibit “A”, Delta-T hereby grants to Client a first priority security interest in all of Delta-T’s rights or interests in such equipment up to the amount of such payment and agrees to execute such documents as Client may request in order to more fully perfect such security interest. In the event Delta-T fails to complete purchase of said equipment, Client shall have the right to assume any and all contracts and/or purchase orders for purchase of said equipment, as well as to pursue any other remedies against Delta-T for breach of contract.  Except as provided herein, neither Client nor Delta-T may assign or delegate this Agreement or any of its rights or obligations under this Agreement to any third party without the written consent of the other party.

Article 4 — Confidentiality

4.1           Each Party agrees that all data, processes, equipment, technology, know-how, design, specifications, financial information, or other information disclosed to it by the other Party under this Agreement shall be maintained as confidential.

4.2           All obligations to adhere to the previously executed Confidentiality Agreement(s) between the Parties shall remain in full force and effect during the term of this Agreement (as to the information which is the subject of Article 4.1 above), or beyond if provided in such Confidentiality Agreement(s).

Article 5 — Rights In Data

5.1           Nothing in this Agreement shall be interpreted as granting a license to use or transferring any intellectual property rights of any Party, including but not limited to, copyrights, trademarks, trade secrets and patents, unless specifically stated in a separate writing signed by the Parties.

Article 6 — Term of Agreement

6.1                                 This Agreement shall terminate upon the earliest occurrence of any of the events listed below:

(a)                                  the Parties mutually agree in writing to terminate this Agreement; or

(b)                                 if either Party breaches this Agreement for any reason other than non-payment which is covered under Article 6.1(c), the non-breaching party may terminate this Agreement in the event that the breaching party has not cured such breach within ten (10) business days of receipt of written notice of such breach from the non-breaching party; or

(c)                                if Client fails to make full payment to Delta-T of any amount owed by the due date specified in Exhibit A, Delta-T may terminate this Agreement if Client has not made such payment within five (5) days of Client’s receipt of written notice from Delta-T of such failure to make such payment; or

(d)                                 completion of the Work under this Agreement; or

(e)                                  upon prior written notice by Client to Delta-T; or

(f)                                    if an EPC Contract or EPC Contracts are not executed within one hundred eighty (180) days from the date of this Agreement for one or more Plants applicable to all of the Work which is the subject of this Agreement, and Client elects to terminate this Agreement by written notice to Delta-T.

In the event of termination in accordance with any subsection (a), (b) or (f) of this Article 6, any payments made to Delta-T by Client and not expended in furtherance of the Work (after subtracting Delta-T’s profit, overhead and contingencies) shall be refunded to Client within ten (10) business days of said termination.  In addition, in the event of termination in accordance with Article 6.1(a),  6.1(b) or 6.1(f), Client shall have the option to assume all of Delta-T’s rights and obligations for the purchase of any or all of the equipment included in the Work, and in the event Client exercises such option, Delta-T shall cooperate with Client in having Delta-T’s rights and obligations with respect to the equipment for which Client has exercised such option, transferred to Client.

In the event that an EPC Contract is executed and delivered, all Work performed hereunder applicable to the Plant which is the subject of such EPC Contract (with Client to designate to Delta-T the applicable EPC Contract to which the Work, or portion of the Work, as applicable, pertains) and all payments made hereunder with respect to such Work shall be treated as Work performed and payments made under such EPC Contract.  In addition, the Parties acknowledge that all of the terms and conditions set forth in this Agreement applicable to the Work performed, or to be performed, hereunder applicable to the Plant which is the subject of such EPC Contract shall be superseded and replaced in their entirety by the terms and conditions of such EPC Contract following the issuance by Client of the Notice to Proceed under such EPC Contract, including without limitation, the provisions of Articles 10. and 11.  As set forth in Article 2, however, all payments under this Agreement applicable to Work for one of the Plants shall be credited dollar for dollar towards the Contract Price under the EPC Contract applicable to such Plant.

Article 7 — Integration

7.1           Except as otherwise provided, this Agreement, together with all Exhibits attached hereto, represents the entire and integrated agreement between the Parties with respect to the subject matter referenced herein.  It supersedes all prior agreements with respect to the Work except the Non-Disclosure Agreements referenced above.

Article 8 — Governing Law

8.1           This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia.

Article 9 — Consequential Damages

9.1           In no event shall either Party, or their related companies be liable to each other for loss of profits or revenue; loss of use; loss of opportunity; loss of goodwill; cost of substitute facilities, goods or services; cost of capital; or for any special, consequential, incidental, or indirect, punitive, or exemplary damages resulting in any way from the performance of this Agreement, unless such damages are caused by a violation of the confidentiality provisions of this Agreement.  For the avoidance of doubt, the foregoing shall not be construed to mean that Delta-T is not obligated to deliver the equipment it has agreed to provide to Client pursuant to the terms hereof.

Article 10 —  Limitation of Liability

10.1  In no case shall Delta-T have any liability under this Agreement in excess of insured claims and amounts paid by Client hereunder.

Article 11 — Indemnification

11.1         Delta-T, to the fullest extent permitted by law, shall indemnify, defend and hold harmless Client, and its officers, directors, employees and agents from and against all claims, losses, damages, liabilities, including attorneys’ fees and expenses, for bodily injury, sickness or death, and property damage or destruction to the extent resulting from the acts, errors or omissions of any of Delta-T’s officers, agents, employees, Delta-T’s subcontractors or any other person for whose acts any of them may be liable, or for breach of this Agreement by Delta-T.

11.2         Client, to the fullest extent permitted by law, shall indemnify, defend and hold harmless each of Delta-T, officers, directors, employees and agents from and against claims, losses, damages, liabilities, including attorneys’ fees and expenses, for bodily injury, sickness or death, and property damage or destruction  to the extent resulting from the acts, errors or omissions of Client, its officers, directors, employees, agents, and Client’s separate contractors or anyone for whose acts any of them may be liable, or for breach of this Agreement by Client.

Article 12 — Progress Updates

12.1         Delta-T shall provide Client with monthly, written updates during the term of this Agreement setting forth quantity and vendor information for equipment for which orders have been placed.  Delta-T shall also provide Client with updates on any cancellation fees associated with purchased equipment.

Article 13 — Counterparts

13.1         This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

13.2         This Agreement shall not be construed as creating a formal business entity of any kind, or as creating a joint venture, partnership, agency, fiduciary or employment relationship among the Parties.  No Party shall have the authority or right, and no Party shall hold itself out as having the authority or right, to assume, create or undertake any obligation of any kind whatsoever, express or implied, on behalf of or in the name of another Party without the express written consent of such other Party.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the date first written above.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ Jeffrey A. Moery
Title:	VP Plant Construction

DELTA-T CORPORATION

By:	/s/ James T. Callahan
Title:	Chief Operating Officer

KIEWIT ENERGY COMPANY(1)

By:	/s/ Bradley J. Kaufman
Title:	President

(1)             This Agreement is executed by Kiewit Energy Company (“Kiewit”) solely for the purposes of evidencing its agreement that, if an EPC Contract is duly negotiated and entered into between Kiewit and Client with respect to a Plant for which all or any portion of the Work hereunder pertains, Kiewit agrees that the payments made under this Agreement shall be credited to any applicable EPC Contract price and the provisions of the EPC Contract shall govern such Work, to the extent a design and procurement subcontract between Kiewit and Delta-T for such Plant  is duly negotiated and entered into, and further provided that such credit and the provisions of the EPC Contract shall apply only to the extent of the Work applicable to the scope of such EPC Contract, as agreed by Client, Kiewit and Delta-T.  Kiewit’s obligations under this Agreement are strictly limited to this acknowledgement, and Kiewit shall have no obligation to enter into an EPC Contract or any other agreement with Client or Delta-T, except to the extent it may do so in its own, sole discretion.

Exhibit A

The confidential information has been omitted and filed separately with the Securities and Exchange Commission.

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